                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:         3235-0287
    subject to Section 16. Form 4                  Expires:       April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instructions 1(b).               hours per response ...... 0.5
                                                   -----------------------------


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1990




1. Name and Address of Reporting Person

 Ingalls                             Henry                               A
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  (Last)                             (First)                         (Middle)

                         2700 Sunset Road, Suite C-25
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                                    (Street)

 Las Vegas                           Nevada                           89120
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   AgriBioTech, Inc. (ABTX)
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3. IRS Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

        12/97
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X     Officer (give                    Other (Specify
           -----           title below)    ------         below)

                    Vice President, Chief Financial Officer
                   -----------------------------------------

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7. Individual of Joint/Group Filing
   (Check applicable line)

    X  Form filed by one Reporting Person
   ---

       Form filed by more than one Reporting Person
   ---

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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3, 4 and 5)           Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

 Common Stock                  12/31/97      J            39,189     A       $7.50        103,378(1)       D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
(1) Includes 39,000 shares
registered in the names of the
Reporting Person's children,
for which the Reporting Person
disclaims beneficial ownership.
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
Class C Warrants                    $7.50           12/31/97         J                                39,189      (3)      1/17/98
                                                                                                       (2)
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
(3) Includes 19,500 Class C
Warrants registered in the names
of the Reporting Person's
children, for which the Reporting
Person disclaims beneficial
ownership.
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
(2) Immediately exercisable.
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock  39,189             N/A                        -0-
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

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------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /s/ Henry A. Ingalls                1/12/98
                              _______________________________    ______________
                              Henry A. Ingalls                        Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.